SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders
A special meeting of shareholders of Credit Suisse Institutional Fixed
 Income Fund, Inc. was held on April 11, 2003 and adjourned to May 2, 2003 and May 16, 2003. The results of the votes tabulated at the special meeting are reported below.
To elect eight Directors to the Board of Directors:
Name of Director	For	Withheld
Richard H. Francis	10,802,542 shares	1,128,861 shares
Jack W. Fritz		10,801,886 shares	1,129,517 shares
Joseph D. Gallagher	10,801,498 shares	1,129,905 shares
Jeffery E. Garten		10,808,861 shares	1,122,542
 shares
Peter F. Krogh		10,808,861 shares	1,122,542 shares
James S. Pasman, Jr.	10,801,886 shares	1,129,517 shares
William W. Priest	10,802,542 shares	1,128,861 shares
Steven N. Rappaport	10,802,542 shares	1,128,861 shares
To approve a new Investment Advisory Agreement with Credit Suisse Asset Management, LLC ("CSAM"):
For 		10,587,068 shares
Against 	68,628 shares
Abstain 	1,275,707 shares
To approve the retention or payment of fees paid or payable to CSAM
For 		10,558,683 shares
Against 	161,847 shares
Abstain 	1,210,873 shares
To modify the fundamental investment restriction on borrowing money:
For 		4,688,928 shares
Against 	6,032,090 shares
Abstain 	1,205,820 shares
To modify the fundamental investment restriction on lending:
For 		4,802.708 shares
Against 	5,994,628 shares
Abstain 	1,129,502 shares
To modify the fundamental investment restriction on real estate investments:
For 		4,801,699 shares
Against 	5,924,490 shares
Abstain 	1,200,649 shares
To eliminate the fundamental investment restriction on pledging assets:
For 		4,796,093 shares
Against 	5,922,711 shares
Abstain 	1,208,034 shares
To change the Fund's investment objective from fundamental to non-fundamental:
For 		4,786,366 shares
Against 	5,935,972 shares
Abstain 	1,204,500 shares
To amend the charter to allow involuntary redemptions:
For 		4,809,361 shares
Against 	5,899,041 shares
Abstain 	1,218,436 shares